Exhibit 1

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GRUMA, S.A.B. DE C.V.

BYLAWS

NAME, PURPOSE, DOMICILE, DURATION AND NATIONALITY

ARTICLE FIRST.   NAME. The Company’s legal name is: “GRUMA”, which shall always be followed by the words SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE (PUBLICLY-HELD STOCK COMPANY) or by its abbreviation “S. A. B. DE C.V.”

ARTICLE SECOND. PURPOSE. The Company’s purpose is to: (a) purchase, sell, import, export, as well as to manufacture and assemble all kinds of goods or trade products; (b) purchase, sale, manage, negotiate, subscribe, issue, amortize, encumber, and transfer by any legal means, shares or partnership interests, unsecured debt, mortgages or of any other type, securities, derivative financial instruments and any kind of credit instruments; (c) create, organize and manage all types of businesses; (d) grant guaranties, endorsements, sureties, bonds, pledges, mortgages, trust funds and any other credit operation, either real or personal, on its own behalf or on behalf of third parties with which the Company has share, financial or commercial relationships; (e) purchase, sell, encumber, rent or lease, whether as lessor or as lessee, all types of personal property and real estate as may be necessary and/or convenient to achieve the Company’s purposes; (f) provide and receive all types of administrative or technical consulting and advisory services to or from any individual or corporation, whether Mexican or foreign; (g) establish branches, agencies or representative offices and to act as intermediary, commission agent, representative, distributor or warehouse depositor for all types of Mexican or foreign businesses; (h) register, acquire, hold, market and transfer brand names, trademarks, patents, copyrights, inventions, processes, and any other type of industrial property, as well as all types of concessions, rights and licenses; (i) grant and take loans; (j) subscribe, issue and negotiate, all types of credit instruments with the intervention of any institution and/or authority, as may be required by the applicable legal regulations; (k) carry out all types of businesses and financial, commercial and industrial transactions which are directly or indirectly related to the Company’s purposes; and (l) carry out any actions and enter into contracts permitted by applicable legal regulations, which may be necessary or convenient to achieve the Company’s purposes.

ARTICLE THIRD. DOMICILE.           The Company’s domicile is the municipality of San Pedro Garza García, Nuevo León, México; and the Company may establish agencies or branches anywhere in the Mexican Republic or abroad and submit itself to conventional domiciles in the contracts executed by the same.

ARTICLE FOURTH. DURATION. The duration of the Company shall be 99 (ninety nine) years, commencing on December 24 (twenty four), 1971 (nineteen seventy one).

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ARTICLE FIFTH.   NATIONALITY. The Company is of Mexican nationality. All foreign nationals whom at the time of incorporation of the Company or at any other time thereafter acquires a stock participation or an interest in said Company shall be considered, due to that fact, as Mexican, regarding said participation or interest, as well as in respect to the property, rights, concessions, participations or interests owned by the Company, or to the rights and duties derived from any agreements entered into by the Company, and said foreign national agrees not to invoke therefore the protection of their governments, under the penalty to forfeit, in favor of the Mexican Nation, any participation or interest they would have acquired.

CAPITAL STOCK, SHARES AND SHAREHOLDERS

ARTICLE SIXTH.   CAPITAL STOCK.  The Company’s capital stock is variable; the fixed and non-redeemable fully subscribed and paid portion of the capital stock is represented by 432’749,079 (Four hundred and thirty two million, seven hundred and forty nine thousand, seventy nine) no par value registered ordinary shares, Series “B”, Class I,; which shares amount to the sum of $5,363’595,995.58 (FIVE THOUSAND THREE HUNDRED AND SIXTY THREE MILLION, FIVE HUNDRED AND NINETY FIVE THOUSAND, NINE HUNDRED AND NINETY FIVE PESOS 58/100 MEXICAN CURRENCY). tThe variable portion of the capital stock shall be represented by no par value registered ordinary shares, Series “B”, Class II. All the shares confer the same rights and obligations to their holders within each one of its Series and Classes, as well as the specific and different rights expressly provided by these Bylaws. Shares may have all other features determined by the General Shareholders’ Meeting that approves their issuance, according to the applicable legal regulations. Only the shares which value is fully paid are to be released.

The Company shall only recognize as shareholders those persons or entities registered in the ledger referred to in Article Eighth of these Bylaws.

The corporate entities controlled by the Company may not directly or indirectly be shareholders of the Company, nor of any other corporate entity holding the majority of the shares of the Company.

ARTICLE SEVENTH. SHARE CERTIFICATES REPRESENTATIVE OF THE CAPITAL STOCK. Share certificates representing the capital stock may include one or more shares and shall be signed by 2 (two) members of the Board of Directors. Share certificates shall bare the provisions of Articles Fifth and Eleventh hereof as well as to satisfy all the requirements set forth in Article 125 of the Ley General de Sociedades Mercantiles (“Mexican Corporate Law”).

While the definitive certificates representing the shares issued by the Company are delivered to their holders, provisional share certificates may be issued which shall be exchanged in time for the definitive share certificates.

Upon request and at the expense of its holder, provisional and definitive share certificates may be exchanged for certificates of different denominations.

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In the event of loss, theft or destruction of the provisional or definitive share certificates, such certificates will be replaced at holder’s expense, in accordance with the procedure set forth in the General Law of Negotiable Instruments and Credit Operations.

If the capital stock consists of share certificates representing more than one share, and for any reason whatsoever the original certificate has to be divided, any 2 (two) Directors shall sign the new divided share certificates issued to be exchanged for the original divided share certificate. Any Director who signs a new share certificate shall be responsible for receiving and for the cancellation of the old divided share certificate and the issuance of new certificates representing an identical number, class, and series of shares as the original divided certificate. The ownership of the shares shall be transferred by endorsing the corresponding share certificate or title or by any other legal mean.

ARTICLE EIGHTH. REGISTRATION OF SHAREHOLDERS. The Company shall keep a Stock Ledger, which may be kept by the Secretary of the Board of Directors, by any securities depository institution or by any credit institution. All information demanded by Article 128 of the Mexican Corporate Law shall be recorded in said registry. Only those persons listed in the Company’s Stock Ledger will be recognized as shareholders by the Company, and upon request of the relevant holder, all annotations in respect to any transfer, limitation, lien and encumbrance of the shares must be recorded in said Stock Ledger.

ARTICLE NINTH. MODIFICATIONS TO THE CAPITAL STOCK. In the event of increments or reductions of the capital stock, and the amortization of shares with distributable earnings, exception made for transactions by Company to purchase or sell the Company’s own shares in market, in accordance to the dispositions of Article Tenth hereof, the following procedure shall be observed:

The increments or reductions of the fixed part of the capital stock as well as the amortization of shares with distributable earnings, representing the same portion of the capital stock must be approved by the General Extraordinary Shareholders’ Meeting.

The increments or reductions of the variable part of the capital stock, as well as the amortization of shares with distributable earnings representing the same part of the capital stock, should be approved by the General Ordinary Shareholders’ Meeting, and all corresponding minutes taken therein should be formalized before a Civil Law Notary, without having to register the Notarial deed containing the registration of the corresponding resolution before the Public Registry of Property and Commerce.

The shareholders of the variable portion of the capital stock of the Company shall not have the right to redeem shares referred in Article 220 of the Mexican Corporate Law.

Any increments or reductions of the capital stock should be recorded in the registry kept by the Company for said purpose.

The Company may issue unsubscribed shares kept in the treasury to be subscribed thereafter by the investor public through public offering according to the applicable legal regulations or to the conditions set forth by the General Extraordinary Shareholders’ Meeting ordering said issuance.

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The Company may make, at any time, a private offer of its shares according to the dates, terms, conditions and exemptions provided by the Ley del Mercado de Valores (“Mexican Securities Law”) and any other applicable legal regulations.

The capital stock may be incremented also by capitalizing Stockholders’ equity accounts referred to in Article 116 of the Mexican Corporate Law or by capitalizing debts.  In increments based upon the capitalization of Stockholders’ equity accounts, all shares shall be entitled to receive the proportional part of the shares issued to represent the relevant capital stock increment.

Shareholders shall have the preemptive right to subscribe all new shares issued in the event of an increment of the capital stock, proportionate to the number of shares that they own at the time such increment is resolved. Such right must be exercised within the time period determined to that effect by the Shareholders’ Meeting that resolved such increase of capital stock, however under no circumstance shall such period be less than 15 (fifteen) days from the day following the publication of the corresponding resolution in the Federal Official Gazette or in one of the newspapers of greater circulation of the Company’s domicile. In the event that after the expiration of the term set forth for the shareholders to exercise their preemptive right mentioned in the prior paragraph, there remain unsubscribed shares, these may be offered for their subscription and payment at the conditions and terms determined by the Meeting that had approved the capital stock increase, or pursuant to the terms set forth by the Board of Directors or the delegates designated by the Meeting for such purposes.

Without affecting the foregoing in any manner whatsoever, the preemptive right to subscribe shall not apply regarding capital increases through public offerings or by placing shares owned by the Company that has been previously acquired by the same.

The capital stock may be reduced (i) to absorb losses; (ii) to reimburse capital contributions to shareholders, (iii) due to the release granted to stockholder of non-paid exhibits, (iv) by repurchasing shares according to the applicable legal regulations and to the Bylaws of the Company.

The reductions of capital stock to absorb losses shall be made on a strict proportionate basis among the shareholders, without the need of canceling the corresponding shares since they do not have a nominal value. In the event of reductions of the capital stock for reimbursement to the shareholders, such reimbursement shall be made on a proportionate basis among them, in the understanding that the price of the reimbursement may not be less than the book value of the shares pursuant to the last statement of financial position that had been approved by the Ordinary Shareholders’ Meeting.

The General Shareholders’ Meeting may decree the amortization of the Company’s shares with distributable earnings without reducing the capital stock, complying with the provisions of the Mexican Corporate Law and other applicable legal regulations for the Company. The amortized shares shall be voided and the corresponding certificates shall be cancelled.

ARTICLE TENTH. TRANSACTIONS WITH THE COMPANY’S OWN SHARES. The Company may repurchase shares representing its capital stock or credit instruments representing said shares, without the regime provided by Article Eleventh of these Bylaws being applicable, pursuant to the terms, conditions and exceptions established by the

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applicable legal regulations, and additionally, without the application of the prohibition established in the first paragraph of Article 134 of the Mexican Corporate Law and provided that:

I.                                        The repurchase takes place in any Mexican stock market where the shares of the Company are traded, unless the Company is entitled to do it in any other way in accordance with the Mexican Securities Law or by authorization of the Comisión Nacional Bancaria y de Valores (Mexican Banking and Securities Commission);.

II.                                   The repurchase takes place at the prevailing market price, (1) exception made for public offerings or biddings authorized by the Mexican Banking and Securities Commission or (2) that the Company is entitled to do it in any other way in accordance with the Mexican Securities Law or by authorization of the Mexican Banking and Securities Commission;.

III.                              That the repurchase be charged to the Stockholders’ equity being able to keep them in the power of the Company without having to reduce the capital stock or that the repurchase be charged to the capital stock converting them into treasury shares, in which case no resolution from the Shareholders’ Meeting shall be required.

IV.                               The General Ordinary Shareholders’ Meeting expressly resolves, for each fiscal year, the maximum amount of monetary resources that may be used for the repurchase of the Company’s stock or of the credit instruments representing said shares, with the only limitation that the aggregate of such amount of resources under no circumstance shall be greater than the balance of the total net earnings of the Company, including retained earnings.

V.                                    The Corporation has no pending obligations derived from debt instruments recorded in the Mexican Securities Registry, and

VI.                               The percentages referred thereto in Article 54 of the Mexican Securities Law are not exceeded and the requisites to keep the listing in the stock market where the shares operate are met.

The Company shares owned by the Company or, in its case, the treasury shares referred to in this Article, without affecting the provisions established by the Mexican Corporate Law, may be placed among the investor public pursuant to the applicable legal regulations, without requiring the resolution of any Shareholders’ Meeting or of the Board of Directors

The Company shares or credit instruments representing said shares owned by the Company may not be represented, nor voted in the Shareholders’ Meeting nor any economic or corporate rights of any kind may be exerted therefrom.

ARTICLE ELEVENTH. REQUIREMENTS FOR THE PURCHASE AND SALE OF COMPANY’S SHARES. The prior written approval from the Board of Directors of the Company as provided in this Article shall be required for any Person (as such term is defined below) that individually or jointly with any Related Party (as such term is defined below), intends to acquire common Shares (as such term is defined below), or rights over common Shares by any means or under any title, directly or indirectly, whether in a single event or in a set of consecutive events, regardless of the lapse of time between them, which consequence or effect be the following:

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a) That its shareholdings, individually or jointly with the Shares previously held, being acquired or intended to be acquired in the future be equal or greater than 5% (five percent) of the total common Shares.

b) The ownership rights over common Shares, individually or jointly with any Shares previously held, being acquired or intended to be acquired, be equal or greater than 5% (five percent) of the total common Shares.

Such prior approval from the Company’ Board of Directors must be obtained each time the shareholdings thresholds are intended to be exceeded as provided hereto, in a percentage equal to or greater than 5% (five percent) (and multiples thereof) of common Shares or ownership rights therefrom, except for Persons who directly or indirectly are deemed to be Competitor (as such term is defined below) of the Company or of any of its Subsidiaries (as this term is defined bellow), in which case the Person in question must obtain the prior approval of the Board of Directors for future acquisitions where a limit of 2% (two percent) (or multiples thereof) of common Shares is intended to be exceeded.

For the purposes hereof, the Person in question shall comply with the following:

I. Approval of the Board of Directors:

1 (one) The Person in question shall submit a written authorization request to the Board of Directors.  Such request must be indubitably delivered to the domicile of the Company and addressed to the Chairman of the Board of Directors, with carbon copy to the Secretary and to their respective Alternates of the same Board.  The mentioned application shall set forth and enumerate the following:

(a)                                 the number, class or series of Shares that the Person in question or any Related Party thereto (i) owns or co-owns, whether directly or indirectly through any Person or through any relative by consanguinity, affinity or adoption, within the fifth degree or spouse under civil or common law marriage or by means of an intermediary, or (ii) in respect to which such Person has, Shares or enjoys any right, be it as a result of an agreement or by any other cause.

(b)                                 the number, class or series of Shares which the Person in question or any Related Party thereto intends to acquire, be it directly or through any Person in which it should have an interest or participation, either in its capital stock or in the direction, management or operation or otherwise, through any relative by consanguinity, affinity or adoption, within the fifth degree or spouse under civil or common law marriage or by means of an intermediary.

(c)                                  the number and class or series of Shares in respect to which such Person intends to acquire or share any right, be it as a result of an agreement or by any other legal means.

(d)                                 (i) the Shares percentage referred to in the previous paragraph (a) represent the total Shares issued by the Company; (ii) the Shares percentage referred to in the previous paragraph (a) represent the class or series pertaining to the same; (iii) the Shares percentage referred to in the previous paragraphs (b) and (c) represent the total Shares issued by the Company, and; (iv) the Shares percentage referred to in the previous paragraphs (b) and (c) represent the class or series pertaining to the same.

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(e)                                  the identity and nationality of the Person or group of Persons intending to acquire the Shares, provided that if any of such Persons is a corporate entity, trust or its equivalent or any other means, enterprise, corporation or form of economic or commercial association, the identity and nationality of the partners or shareholders, settlors and trustees or their equivalent, members of the technical committee or their equivalent, successors, members or limited partners must also be identified, including the nationality and identity of the Person or Persons that Control (as such term is defined below) directly or indirectly such corporate entity, trust or its equivalent or any other means, enterprise, corporation or form of economic or commercial association thereto, until the Persons maintaining any right, interest or participation of any nature with such corporate entity, trust or any other equivalent or any other means, entity, corporation or form of economic or commercial association can be identified, including the documents evidencing economic solvency and good standing of such Person or Group of Persons.

(f)                                   the reasons and purposes behind such acquisition of Shares, in particular mentioning if the purpose is to acquire directly or indirectly (i) additional Shares to those referred in the approval application, (ii) a Significant Participation (as this term is defined bellow) or; (iii) the Control of the Company.

(g)                                  if such Person is, directly or indirectly, a Competitor of the Company or of any other Subsidiary or Affiliate (as these terms are defined bellow) thereof and if such Person has the authority to legally acquire the Shares pursuant to the terms of these Corporate Bylaws and the applicable legal regulations.  Furthermore, the application must indicate if the Person intending to acquire the Shares has any relative by consanguinity, affinity or adoption, within the fifth degree or spouse under civil or common law marriage that may be considered a Competitor of the Company or of any Subsidiary or Affiliate thereof or has an economic relationship with a Competitor or any interest or participation, be it in the capital stock or in the direction, management or operation of a Competitor, directly or through any Person or any relative by consanguinity, affinity or adoption, within the fifth degree or spouse under civil or common law marriage.

(h)                                 the origin of the funds intended to be used to pay the price of the Shares, subject matter of the application. In the event,  the funds come from any financing arrangement, the identity and nationality of the one providing such funds should be specified and a document issued by such funding Person accrediting and explaining the conditions of the financing arrangement should be delivered along with the authorization request.

(i)                                     if the Person in question is a part of any economic group formed by one or more Related Parties which as such, in a single event or in a set of consecutive events, intends to acquire Shares or rights over the same or, if applicable, if such economic group is the owner of Shares or of rights over the same.

(j)                                    if the Person in question has received resources as a loan or for any other concept, from a Related Party or if such Person has provided funds as a loan or under any other capacity to a Related Party for the purpose of paying the price of the Shares.

(k)                                 the identity and nationality of the financial institution that would act as broker, assuming that the relevant transaction is to be carried through tender offer.

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(l)                                     the address for receiving notices of the petitioner.

2 (two).  Within the 10 (ten) business days, following the date in which the request for authorization, referred to in the above mentioned section 1 (one), had been received, the Chairman or Secretary, or in absence of the latter, his Alternate, shall convene the Board of Directors for a meeting to discuss and resolve the aforementioned authorization request.  For the purposes herein, the notices for the meetings of the Board of Directors shall be made in writing and they should be delivered by the Chairman or Secretary, or in absence of the latter by his alternate, by certified mail, private courier service, telegram or fax to each one of the Proprietary Directors and their Alternates, at least 45 (forty five) days prior to the date set forth for the meeting, to their domiciles or to the addresses given in writing by the Directors for all matters referred to in this Article of the Corporate Bylaws. The Alternate Directors may only discuss and vote in cases where the Proprietary Directors are not present in the meeting convened upon.  The notices must contain the time, date and place of the meeting and the relevant agenda.

For the purposes of this Article of the Corporate Bylaws, the resolutions taken without a meeting of the Board of Directors shall not be valid.

3 (three) In order for the Board to validly hold a meeting, at least the majority of the Directors or their respective alternates shall be in attendance and its decision and resolutions, to be valid, shall be adopted by the favorable vote of the majority of the Directors in attendance. The Chairman of the Board shall have a deciding vote, in the event of a tie.

The Meetings of the Board of Directors convened to resolve over the above-mentioned authorization request shall consider and adopt resolutions solely with regards to the authorization request referred to in this section 1 (one).

4 (four). The Board of Directors shall resolve over each submitted request for authorization within 60 (sixty) calendar days following the submission date.

The Board of Directors may request from the Person intending to acquire the Shares in question, the additional documents or clarifications deemed necessary to decide over the submitted authorization request, including the documents evidencing the veracity of the information referred to in paragraphs “a” to “l” of the above section 1 (one) of this Article. Assuming that the Board of Directors requests the abovementioned clarification or documents, the 60 (sixty) day term referred to in the first paragraph of this section 4 (four) shall be considered as of the date the aforementioned Person furnishes or delivers, as the case may be, the documents or clarification requested by the Board of Directors through its Chairman, Secretary or his or her alternate.

Assuming that jointly, coordinated or by agreement, one or more Persons are intending to acquire Shares, regardless of the legal act originating the same, shall be deemed as a single Person for the purposes of this Article of the Corporate Bylaws.

In the same manner, for the purposes of this Article, it shall be understood as Shares belonging to the same Person, the Shares held by a Person plus the Shares: (i) held by any consanguinity, affinity or adoption relative, within the fifth degree, or by any spouse under a civil or common law marriage of the Person holding such Shares, or; (ii) Shares held by an

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entity, trust or its equivalent, means, enterprise or economic or commercial association, whenever such entity, trust or its equivalent, means, enterprise or economic or commercial association is Controlled by the abovementioned Person or; (iii)  Shares held by any Related Party (related) to such Person.

In the assessment of the authorization request referred to in this Article, the Board of Directors shall take into account those factors deemed appropriate, considering the interests of the Company and of its shareholders, including issues of financial nature, market, business and the moral and economic standards of the potential buyers, whether the intended transaction represents a conflict of interests or not, if it leads to a change of Control of the Company or to an acquisition of a Significant Participation of the common Shares, if the reports and/or authorizations requests, referred to in this Article, were submitted on time, among others factors.

The Board of Directors may deny the authorization request referred to in this Article, among other reasons in connection to with the items provided by the preceding paragraph, for the following reasons:

(a)                                 Due to petitioner lack of economic solvency or good standing;

(b)                                 When financing is required to carry out the requested transaction;

(c)                                  When it refers to a Competitor of the Company or of its Subsidiaries;

(d)                                 When the petitioner’s interests are contrary to the ones of the Company or of its Shareholders;

(e)                                  Due to the object, cause, motive or purpose of the requested acquisition;

(f)                                   Due to the existence of economic, family or similar ties with other shareholders of the Company or with competitors of the same or of its Subsidiaries;

(g)                                  When it entails transactions with Related Parties;

(h)                                 If the funds required to carry out the intended transaction are of unknown or doubtful origin;

(i)                                     When the information furnished in the authorization request or any complementary information thereof should prove deficient, doubtful, non verifiable, erroneous, incomplete or be imprecise or incorrect, among others;

(j)                                    When it entails the acquisition of a Significant Participation or its purpose is a change of Control of the Company.

(k)                                 The failure to submit the information and/or notices provided in the last paragraph of section II of this Article.

The request for authorization shall be deemed denied if the Board Meeting has been convened upon the terms provided hereof, but said Board Meeting was unable to convene for any reason whatsoever.

5 (five). In case the Board of Directors approves the proposed acquisition of Shares and such acquisition should entail the acquisition of a Significant Participation without such acquisition exceeding half of the common Shares, then the Person intending to acquire the relevant Shares must make a public tender offer, at a price payable in cash, for the percentage of Shares equivalent to the percentage of common voting Shares that said Person is intending to acquire or by 10% (ten percent) of the Shares, whichever is greater, pursuant to the terms and conditions of the Mexican Securities Law.

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The public tender offer referred to in this section five (5) must be made simultaneously in Mexico’s and United State’s stock markets, as long as the stock of the Company continues to be traded in said countries.

Effective from the time the public tender offer is made and until the conclusion of the same, the Company, as well as its Directors and senior officers shall refrain from making or closing transactions which, in detriment to the minority investors, are aimed to hinder the development of said offer.

Notwithstanding the foregoing, the Board of Directors shall, within 10 (ten)  business days following the commencement of the public tender offer, prepare, under the advise of the Corporate Governance Committee and disclose to the investor public through SEDI (Electronic Information Carriage and Disclosure System, as authorized to the applicable Stock Exchange by the Mexican Banking and Securities Commission, or whichever system substitutes SEDI for this purposes), its opinion in connection with the public tender offer.  If the Board of Directors should face a situation where it may create a conflict of interest or when more than one offer is made at conditions not directly comparable to those contained in the opinion, then the opinion may be coupled with another opinion issued by an independent expert retained for such purposes by the Company at the request of the Corporate Governance Committee.

Directors who may also be shareholders of the Company shall disclose to Bolsa de Valores, S.A. de C.V. (Mexican Stock Exchange), to be circulated through SEDI network (Electronic Information Carriage and Disclosure System, as authorized to the applicable Stock Exchange by the Mexican Banking and Securities Commission, or whichever system substitutes SEDI for this purposes), not later than the beginning of the last business day of the public tender offer period, which decision they will take as to their Shares in connection with the public tender offer.

The shareholders, in the event of any public tender offer, shall have the right to hear more competitive offers.

6 (six). An approval of the Board of Directors will not be necessary for any Person that wishes to acquire, directly or indirectly, a participation of more than 50% (fifty percent) of the common Shares or the Control of the Company, in which case, the Person shall make a public tender offer for 100% (one hundred percent) minus 1 (one) of the common Shares issued by the Company, according to the provisions of the Mexican Securities Law and other applicable legal regulations. Nevertheless, if in such public tender offer, the Person making the tender offer is not able to acquire at least half plus 1 (one) of the total of the Shares representing the capital stock, said Person must obtain approval from the Board of Directors upon the terms provided hereto.

The public tender offer referred to in this section six (6) must be made simultaneously in Mexico’s and US stock markets, as long as the stock of the Company continues to be traded in said countries.

Effective from the time the public tender offer is made and until the conclusion of the same, the Company, as well as its Directors and senior officers shall refrain from making or closing

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transactions which, in detriment to the minority investors, are aimed to hinder the development of said offer.

Notwithstanding the foregoing, the Board of Directors shall, within 10 (ten)  business days following the commencement of the public tender offer, prepare, under the advise of the Corporate Governance Committee and disclose to the investor public through SEDI (Electronic Information Carriage and Disclosure System, as authorized to the applicable Stock Exchange by the Mexican Banking and Securities Commission, or whichever system substitutes SEDI for this purposes), its opinion in connection with the public tender offer.  If the Board of Directors should face a situation where it may create a conflict of interest or when more than one offer is made at conditions not directly comparable to those contained in the opinion, then the opinion may be coupled with another opinion issued by an independent expert retained for such purposes by the Company at the request of the Corporate Governance Committee.

Directors who may also be shareholders of the Company shall disclose to Bolsa de Valores, S.A. de C.V. (Mexican Stock Exchange), to be circulated through SEDI network (Electronic Information Carriage and Disclosure System, as authorized to the applicable Stock Exchange by the Mexican Banking and Securities Commission, or whichever system substitutes SEDI for this purposes), not later than the beginning of the last business day of the public tender offer period, which decision they will take as to their Shares in connection with the public tender offer.

The shareholders, in the event of any public tender offer, shall have the right to hear more competitive offers.

7 (seven).  Any Person performing a Share acquisition approved by the Board of Directors, shall not be registered in the Stock Ledger of the Company but until such time when the public tender offer referred to in sections five (5) and six (6) above has been concluded. Consequently, such Person shall not be able to exercise the corporate nor the economic rights corresponding to the Shares which acquisition has been approved, but until such time when the tender offer has been concluded.

In case of Persons who are already shareholders of the Company and therefore, are registered in the Stock Ledger of the Company, the Share acquisition approved by the Board of Directors shall not be registered in the Stock Ledger of the Company but until such time when the public tender offer had been concluded and, consequently, such Persons shall not be able to exercise the corporate nor the economic rights corresponding to the Shares acquired by the authorization given by the Board of Directors until they are entered in the Stock Ledger.

II.                                   General Provisions:

If the terms contained in this Article are not met, then the Person or Persons in question may not, directly or indirectly exercise corporate or economic rights vested into the Shares acquired without the appropriate approval, and such Shares shall not be taken into account for the purposes of computing quorum at Shareholders’ Meetings and the Company shall refrain from recording the Shares acquired in breach of the terms established by these Bylaws in the Company’s Stock Ledger referred to in the Mexican Corporate Law, and any

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Registry kept by any securities depository institution shall have no effect whatsoever, and thus, the certificates or listings referred to in the first paragraph of Article 290 of the Mexican Securities Law shall not be proof of ownership of Shares nor will they evidence the right to attend the Shareholders’ Meetings nor will they entitle exercise of any action whatsoever, including those of procedural nature.

The Persons that obtained the approval of the Board of Directors to acquire Shares as provided under this Article, shall be bound to inform of such situation to said collegiate body, through a written notice addressed and delivered to the same under the terms set forth in the first paragraph of section one (1) of this Article within 5 (five) calendar days following the date the authorized acts and operations are carried out.

The approvals granted by the Board of Directors pursuant to this Article shall cease to be effective automatically and without the need of any statement if the approved transactions are not carried out within a maximum term of sixty (60) calendar-days following the notice of the corresponding approval to the interested party, unless the Board of Directors, prior petition of said person, extends the aforementioned term.

Holders of Shares reaching (or in its case, exceeding) the percentages referred hereunder, shall provide written notice of such circumstance to the Company, which notice shall be addressed and delivered under the terms set forth in the first paragraph of section one (1) of this Article, within a term of five (5) business days after obtaining, reaching or exceeding Ownership: (i) non competitors: each 2% (two percent) of common Shares; (ii) Competitors: each 1% (one percent) of common Shares.

III.                              Exceptions:

The provisions of this Article of the Corporate Bylaws shall not be applicable to:

(a)                                 acquisitions or transfers of Shares made by succession, either with or without will, or

(b)                                 acquisitions of Shares by: (i) the Person who directly or indirectly has the authority or possibility of appointing the majority of the Directors of the Company’s Board of Directors; (ii) any company, trust or similar form of venture, means, entity, corporation or economic or mercantile association, which may be under the Control of the Person referred to in section (i) above; (iii) the heirs of the Person referred to in section (i) above; (iv) the Person referred to in section (i) above when such Person should be repurchasing the Shares of any corporation, trust or similar form of venture, means, entity, corporation or economic or mercantile association referred to in section (ii) above, and; (v) the Company or trusts created by the Company.

(c) Such Person(s) that as of December 4th (fourth), 2003 (two thousand three) hold(s), directly or indirectly, 20% (twenty percent) or more of the Shares representing the Company’s capital stock.

(d) Any other exception contained in the Mexican Securities Law and other applicable legal regulations.

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IV.                               Definitions:

For the purposes of the foregoing Article, the terms indicated below shall have the meanings assigned thereto:

“Shares” and/or “common Shares” means the shares of stock representative of the capital stock of the Company, of any class or series or any certificate, security or instrument issued under such shares or which otherwise confer rights upon such shares or which may be convertible into such shares, and specifically including ordinary participation certificates (CPO’s) representing shares of stock of the Company.

“Affiliate” means any Person Controlling, under Control of or under common Control of any Person.

“Competitor” means any Person devoted, directly or indirectly to (i) the business of production and/or marketing of corn or wheat flour, and/or (ii) any other activity carried by the Company or by any of its Subsidiaries or Affiliates.

“Control”, “Controlling” or “Controlled” means the capacity of a person or group of persons to carry out any of the following activities: (a) to directly or indirectly impose decisions in General Shareholders’ Meetings, Partners’ Meetings or any equivalent entities, or appoint destitute the majority of the Directors, managers, or their equivalent, of a corporate entity; (b) to hold the rights that directly or indirectly allow voting regarding more than 50% (fifty percent) of the capital stock of a corporate entity; (c) to directly or indirectly direct the management strategies or main policies of a corporate entity, whether this be through the ownership of securities, by contract or by any other means.

“Significant Participation” means the direct or indirect ownership or holding of 30% (thirty percent) or more of the common voting Shares.

“Person” means any natural person, corporate entity, trust or similar form of venture, vehicle, entity, corporation or economic or commercial association or any Subsidiaries or Affiliates of any of the former or, as determined by the Board of Directors, any group of Persons who may be acting jointly, by an arrangement or in a coordinated manner under the terms of this Article.

“Related Party” means the ones that regarding the Company, fall in any one of the following assumptions: (a) Controlling persons having a significant influence in a corporate entity belonging to the corporate group or consortium to which the issuer belongs, as well as the Directors or managers and the senior officers of the companies comprising said group or consortium; (b) persons with management authority in a corporate entity that is a part of a corporate group or consortium to which the issuer belongs; (c) the spouse, concubine, concubinary and blood and non-blood related persons up to the fourth degree or by affinity up to the third degree with individuals that fall in any of the assumptions indicated in the aforementioned sections (a) and (b), as well as partners and co-owners keeping business relationship with the individuals mentioned in said sections; (d) corporate entities that are part of a corporate group or consortium to which the issuer belongs; (e) the corporate entities over which any one of the persons referred to in the foregoing sections (a) to (c) have control or significant influence.

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“Subsidiary” means any company in respect to which a Person should be the owner of the majority of the shares of stock representative of its capital stock or in respect to which a Person should have the right to appoint the majority of the Directors of its Board of Directors or otherwise the Sole Director.

The foregoing covenant shall be filed with the Public Registry of Commerce of the corporate domicile of the Company and shall be inserted accordingly in the certificates of the shares of stock of the Company, so that third parties may be warned of the foregoing provisions.

ARTICLE TWELFTH. PENALTIES. As provided for in Article 2117 of the Código Civil Federal (“Federal Civil Code”), any Person acquiring Shares in violation to the terms of Article Eleventh of these Corporate Bylaws, shall be obligated to pay to the Company, as penalty, an amount equal to the Market Value of the entirety of the Shares such party had purchased without obtaining the approval referred to in said Article of these Corporate Bylaws or the Market Value of the shares representing 5% (five percent) of the capital stock, whichever is greater.  In the event of gratuitous transfers of Shares made in violation to the terms of Article Eleventh hereof, the amount payable as penalty shall be of an amount equal to the Market Value of the Shares subject matter of the transfer or the Market Value of shares representing 5% (five percent) of the capital stock, whichever is greater.

The term “Market Value” means and/or be understood as the quoted value on closing of operations of the Mexican Stock Exchange on the day of the transaction in which the percentage of shares requiring approval according to said Article had been exceeded.

ARTICLE TWELFTH BIS. SHAREHOLDERS AGREEMENT. The Company acknowledges in its bylaws the existence of the Shareholders Agreement entered by and among Mr. Roberto Gonzalez Barrera, Gruma, S.A. de C.V. (currently, Gruma, S.A.B. de C.V.), Archer-Daniels-Midland Company (‘‘ADM’’) and its subsidiary ADM Bioproductos, S.A. de C.V. (‘‘ADM Bioproductos’’, and jointly with ADM, the ‘‘Strategic Partner’’, which are and have been a strategic partner of the Company) dated August 21 (twenty-one) of 1996 (nineteen ninety-six) and its amendments dated September 13 (thirteen) of 1996 (nineteen ninety-six) and August 18 (eighteen) of 1999 (nineteen ninety-nine) (collectively, the ‘‘Shareholders Agreement’’), as such agreement has been disclosed in the past in a consistent and repetitive manner to the investors at large. Pursuant to such agreement, among others, there are established certain rights and obligations of the Strategic Partner and certain restrictions to the percentages of capital stock representing its equity share in the Company, likewise, it sets forth the option to exercise certain rights of first refusal in favor of the Controlling Shareholder (as such term is defined in the Shareholders Agreement) or the person designated by such Controlling Shareholder (which could be the Company itself), in order to acquire from the Strategic Partner the shares of Gruma S.A.B. de C.V. that it intends to transfer to any third party, in accordance with the terms and conditions set forth in the Shareholders Agreement.

The Company has been designated by the Controlling Shareholder, and therefore, it has acquired from the Controlling Shareholder the option to exercise the right of first refusal to acquire from the Strategic Partner, the shares of Gruma, S.A.B. de C.V. that it intends to transfer to any third party. Therefore, the Company has the option to acquire its own shares at the First Refusal Price determined in accordance with the provisions of the Shareholders Agreement in the event of Transfer (as such term is defined in the Shareholders Agreement),

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to be exercised during the First Refusal Period that is determined as provided in the Shareholders Agreement.

MANAGEMENT AND DIRECTION

ARTICLE THIRTEENTH. THE MANAGEMENT OF THE COMPANY. The Company’s Management shall be entrusted to a Board of Directors and a Chief Executive Officer, whom shall have the authorities and attributions established in these Bylaws and the applicable legal regulations.

ARTICLE FOURTEENTH. INTEGRATION OF THE BOARD OF DIRECTORS. The Board of Directors shall be composed of at least 5 (five) and not more than 21 (twenty one) Proprietary Directors, as determined by the Shareholders’ Meeting, of which at least 25% of the members shall be Independent Directors. Each Proprietary Director will have an appointed corresponding Alternate, in the understanding that the Alternate Directors of such Proprietary Independent Directors must also meet the same requirements. In the same manner, the Board of Directors or the General Shareholders’ Meeting shall appoint a Secretary that will not be a part of said corporate entity who shall be subject to the obligations and responsibilities imposed to said officers by applicable legal regulations.

Directors shall remain in office for a year with a possibility of reelection. Directors shall remain in office even though their term for which they were designated had concluded or due to their resignation, for up to 30 (thirty) calendar days, if no designation of their substitute has been made, or when the substitute has not taken office, without being subject to the dispositions of Article 154 of the Mexican Corporate Law. In the absence of any of the Directors, and provided no Alternate Director has been designated, the Board of Directors may designate Provisional Directors without the intervention of the Shareholders’ Meeting, whom shall ratify the referred appointment or designate other alternate Directors in the Shareholders Meeting following such event.

Anyone who has served as external auditor of the Company or of any of the corporate entities integrating the business group or consortium to which the Company belongs, may not be Director of the Company during the 12 (twelve) months immediately presiding the date of their appointment. In the same manner, such persons whose positions as Directors had been revoked may not serve as Directors of the Company during the 12 (twelve month) period following the date their positions were revoked.

Independent Directors shall be those Directors that comply with the independence requirements established by the Mexican Securities Law and other applicable legal regulations for the Company.

The General Shareholders’ Meeting designating or ratifying the Directors, or in its case, the one informing or disclosing such designations or ratifications shall qualify the independence of Independent Directors whom shall be elected by their experience, capacity and professional prestige, considering also that according to their characteristics they are able to perform their duties without any conflict of interest and without being subject to personal, patrimonial or economic interests.

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Independent Directors that during their office term cease to have such character should inform the Board of Directors not later than the date following the Board Meeting carried out after said requirements cease to exist.

ARTICLE FIFTEENTH. COMPENSATION OF DIRECTORS. Upon taking office, the Members of the Board of Directors shall receive the compensation indicated by the General Shareholders’ Meeting. In the same manner, the Meeting may set forth additional compensation for the members of the Committees of the Board of Directors.

ARTICLE SIXTEENTH.. CHAIRMAN AND VICE-PRESIDENT OF THE BOARD OF DIRECTORS. Notwithstanding the expressly provided in the abovementioned Articles of these Bylaws, the Chairman and the Vice-president of the Board of Directors will be designated by the General Shareholders’ Meeting, will hold such office and be part of the Board of Directors for an indefinite term both of them and whomever has been designated as such, and will only cease in their respective functions as directors, as well as Chairman or Vice-President, in case of resignation, death, legal incompetence or revocation resolved by the General Ordinary Shareholders’ Meeting. General Shareholders’ Meeting(s) held by first and/or second or subsequent notice, to resolve on the appointment and/or revocation of a(the) member(s) of the Board of Directors who hold or will hold the position(s) as Chairman and/or Vice-President of the Board of Directors, shall be valid if 70% of the capital stock is represented therein, and their resolutions shall be valid when they are adopted by the assenting vote of at least 70% of the capital stock either in first and/or second or subsequent notice.

The Chairman of the Board of Directors shall be, due to such designation, the representative of said Board and shall have authority to execute the resolutions of the Board of Directors, without the need of a special resolution of any sort. To exert his authority as Chairman of the Board of Directors, he shall have the powers of attorney enumerated in sections I to V of Article Eighteenth of these Corporate Bylaws.

In the same manner, the Chairman of the Board of Directors shall propose said Board or said Shareholders’ Meeting, the members that shall integrate the Corporate Governance and the Audit Committees, as it corresponds.

In case of temporary or definitive absence of the Chairman of the Board of Directors, the Vice-President shall take such position, with the rights and obligations that correspond pursuant to these bylaws and to the Law applicable to the Company.

ARTICLE SEVENTEENTH. MEETINGS OF THE BOARD OF DIRECTORS. The Board of Directors must meet at least 4 (four) times during each fiscal year.

The Chairman of the Board of Directors or the Chairman of the Corporate Governance and Audit Committees, as well as 25% (twenty five percent) of the Company’s Directors may convene a Board Meeting and insert in the agenda the issues they deem convenient. The Secretary of the Board of Directors and in his absence his alternate, may also convene a meeting of the Board of Directors, upon request of the Chairman of the Board of Directors or the Chairmans of Corporate Governance and Audit Committees and include the instructed and requested matters in the agenda.

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The notices for the Meetings of the Board of Directors should be sent to Directors by email, regular mail, fax, or by any other communication means, to the last address that said Directors had informed to the Company, at least 5 (five) working days prior to the date of the Meeting.

The Company’s External Auditor may be convened to the Meetings of the Board of Directors, to be heard but without voting rights, refraining to attend such issues relevant to the agenda where auditor has a conflict of interest or that may compromise his independence

In the same manner, the Chief Executive Officer and any other Company’s senior officers may be convened to the Meetings of the Board of Directors, but without voting rights.

The validity of the Meetings of the Board of Directors requires the attendance of the majority of its members.  The meetings of the Board of Directors shall be presided by its Chairman. If the Chairman is not present at the meeting, it shall be presided by the Vice-President, and in absence of both, by the Board member designated by the majority of the remaining members of this Board.  In the same manner, the person that has been designated as such by the Board of Directors or by the Shareholders’ Meeting shall act as Secretary. If absent, he shall be substituted by the Alternate Secretary and in the absence of both, by the person designated therein by the majority of votes of the Directors.

The Board of Directors shall adopt its resolutions through the majority of the votes of the attending members. The Chairman of the Board shall have the tie breaking vote in case of a tie.  The minutes of each meeting of the Board of Directors shall be registered in the relevant Book and shall be signed by the Chairman and by the Secretary.

Resolutions taken outside the meeting of the Board of Directors by unanimous vote of its members shall have, for all legal effects, the same validity as if they were adopted in a Board meeting, provided that they are confirmed in writing.

In the same manner, any Director may postpone a Board meeting when said Director had not been convened for such meeting or if the notice was not made in time or, in its case, if the Director did not receive the information delivered to the other Directors.  Said postponement shall be for up to 3 (three) calendar days, being the Board of Directors being able to meet without the need of a new notice, provided the deficiency has been cured.

ARTICLE EIGHTEENTH.  AUTHORITIES OF THE BOARD OF DIRECTORS.  The Board of Directors shall have all the authority to manage and administrate the Company, pursuant to the provisions of these Corporate Bylaws and of the applicable legal regulations, in the same manner, the Board may establish the measures, procedures and other actions deemed necessary or convenient in order to comply with the legal dispositions binding the Company, being able to perform all actions that directly or indirectly are related to the corporate object, in which case the Board shall have:

I. GENERAL POWER FOR COLLECTION AND LITIGATION, with all the general and special powers requiring special power or special clause, without any limitation whatsoever, with the ampleness of the first paragraph of Article 2554 and of Article 2587 of the Federal Civil Code and the corresponding Articles in the Civil Codes of all States of the Mexican Republic, including, but not limited to the authority to promote and dismiss any legal action including the

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“amparo” proceeding, to settle or compromise or subject to any arbitration proceedings the Company’s rights and legal proceeding, accept reductions of amounts due and grant additional time for compliance, intervene as a bidder in auctions, formulate and present questionnaires, to file complaints and accusations for any felony directly or indirectly committed in detriment of the Company, as well as granting pardons, to recuse judges, magistrates or any other public servant, jurisdictional body or Labor Board in individual or collective matters, and in general, to represent the Company in any and all administrative or judicial disputes before any and all authorities and before any individuals.

II.- GENERAL POWER OF ATTORNEY FOR ACTS OF ADMINISTRATION, being empowered to enter into any kind of agreements, contracts or any other legal acts, whether civil, mercantile, administrative or of any other nature, pursuant to the terms of the second paragraph of Article 2554 and Article 2587 of the Federal Civil Code and the correlative Articles in the Civil Codes of the States of the Mexican Republic.

III.- GUARANTEE AND SURETYSHIP POWER OF ATTORNEY, pursuant to the terms of Articles 9 and 85 of the General Law of Negotiable Instruments and Credit Operations, being empowered to grant, accept, draw, subscribe, issue, endorse, guarantee and negotiate in any manner, all kinds of contracts and credit instruments on behalf of the Company.

IV.- GENERAL POWER OF ATTORNEY FOR ACTS OF OWNERSHIP, being empowered to sell, mortgage, pledge, or put in a in trust, and in general dispose of and encumber in any manner and under any legal title, the assets of the Company, both those that constitute Fixed Assets as well as the Current Assets, with all legal authorities of ownership pursuant to the terms of the third paragraph of Article 2554 of the Federal Civil Code and the correlative Articles in the Civil Codes of the States of the Mexican Republic.

V.- Regarding the aforementioned Powers, the Board of Directors shall have the right to delegate them and grant General or Special Powers of Attorney and to revoke those previously granted.

ARTICLE NINETEENTH.  DUTIES OF THE BOARD OF DIRECTORS. The Board of Directors shall have the following responsibilities:

I. To set general strategies for the conduction of the business of the Company and the ones of the corporate entities controlled by said Company.

II. To oversee the performance and conduction of business of the Company and of the corporate entities controlled by said Company, considering the relevance that these corporate entities have in the Company’s legal, administrative and financial situation, as the performance of the senior officers.

III. To approve, after obtaining the opinion of the corresponding Committee:

a)                                    the policies and guidelines for the use or enjoyment of the Company’s assets and of the corporate entities controlled by the same, by any related party;

b)                                    every individual transaction entered into by the Company with a related party, or corporate entities controlled by said Company.

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No approval from the Board of Directors shall be required for any of the transactions indicated bellow, provided that they conform to the policies and guidelines approved by the Board of Directors to that effect:

1.              Transactions which amount are not relevant for the Company or for the corporate entities controlled by the same.

2.              Transactions executed between the Company and the corporate entities controlled by the same or those where the Company has a significant influence or between any of these corporate entities, provided that:

(i)                                     they fall under their ordinary or habitual course of business

(ii)                                  they are deemed as done within price market or supported by assessments made by specialized external agents.

3.              Transactions carried out with employees provided these are under the same conditions as with any other client or as a result from labor benefits of general nature.

c)                                     Transactions executed either simultaneously or consecutively, that due to their characteristics may be considered as one sole transaction intended to be performed by the Company or by the corporate entities controlled by the same within the term of a fiscal year, when they are unusual or non-habitual or that its amount represent, based upon figures corresponding to the previous approved trimester, on any of the following assumptions:

1.              The purchase or sale of property which value is greater than or equal to 5% (five percent) of the Company’s consolidated assets.

2.              The granting of warranties or taking on debt for an amount greater than or equal to 5% (five percent) of the Company’s consolidated assets.

Debt security or banking instruments investments are excluded therefrom, provided they are carried out pursuant to the policies approved by the Board of Directors for said effect.

d)                                    Appointment, election, and in its case, destitution of the Chief Executive Officer of the Company and his integral compensation, as the designation of integral compensation policies for all other senior officers.

e)                                     Policies to grant muttums, loans or any other kind of credits or guaranties to any related party.

f)                                      Dispensations granted to allow Directors, senior officers or persons with managing power to take business opportunities favorable to them or to any third parties, that correspond to the Company or to the corporate entities controlled by the same or over which the Company has a significant influence.

g)                                     Internal control and internal audit guidelines of the Company and of the corporate entities controlled by the same.

h)                                    Company’s accounting policies conforming to the accounting principles accepted or issued by the Mexican Banking and Securities Commission through general dispositions.

i)                                        Company’s financial statements.

j)                                       The hiring of the firm providing external audit services and, in its case, any services additional or supplemental to the external audit.

When the determinations of the Board of Directors are not according with the opinions furnished by the corresponding Committee, said Committee should instruct the Chief

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Executive Officer to reveal such circumstance to the investor public through the stock market where the Company’s shares or where the credit instruments representing said shares are traded, conforming to the terms and conditions established by the internal regulations of said stock market.

IV. To submit before the General Shareholders’ Meeting held at the closing of the fiscal year:

a)                                    The reports referred to in Article 43 of the Mexican Securities Law.

b)                                    The report prepared by the Chief Executive Officer pursuant to the provisions of Section XI of Article 44 of the aforementioned Law, along with the opinion of the external auditor.

c)                                     The opinion issued by the Board of Directors over the contents of the Chief Executive Officer’s report referred to in the previous section.

d)                                    The report referred to in section b) of Article 172 of the Mexican Corporate Law containing the main policies, accounting principles and information criteria, considered to prepare the financial report.

e)                                     The report regarding any transaction and activity where the Company had intervened, pursuant to the provisions of the Mexican Securities Law.

V. To follow up the main risks encountered by the Company and by the corporate entities controlled by the same, identified by the information submitted by the Committees, the Chief Executive Officer and the firm providing the external auditing services, as well as the accounting systems, internal control, and internal auditing, registration, files or information, both regarding the Company as the corporate entities controlled by the same, which may be carried out through the Committee exercising such auditing duties.

VI. To approve the information and communication policies with shareholders and the market, as well as with the Directors and senior officers to comply with the provisions hereof.

VII. To determine the relevant actions to remedy any known irregularity and to implement the corresponding corrective measures.

VIII. To establish the terms and conditions to be followed by the Chief Executive Officer while exerting any authority derived from the power of attorney for acts of ownership.

IX. To instruct the Chief Executive Officer, to reveal to the investor public, any relevant information when known.

X.  Any other responsibilities set forth by the Mexican Securities Law, by any other applicable legal regulations, or provided by these Bylaws.

ARTICLE TWENTIETH. DUTIES OF THE DIRECTORS. The members of the Board of Directors, and in its case, the Secretary of the Board of Directors, when exerting their duties and authorities, shall comply with the duty of diligence and loyalty before the Company and the corporate entities controlled by said Company or those where the Company has a significant influence according to the terms of the Mexican Securities Law.

ARTICLE TWENTY-FIRST. LIABILITIES OF THE DIRECTORS. Members of the Board of Directors failing to comply with duty of diligence and loyalty, and/or those incurring in illegal acts, actions or omissions, pursuant to the terms of the Mexican Securities Law, shall be

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jointly liable for any damages caused to the Company and to the corporate entities controlled by said Company or to those where the Company has a significant influence. Directors found guilty of incurring in illegal acts, actions or omissions, and/or those who fail to comply with loyalty duties pursuant to the terms of the Mexican Securities Law shall be removed from their offices.

Liability for damages caused to the Company or to the corporate entities controlled by said Company or to those companies where the Company has a significant influence incurred by the members of the Board of Directors caused by breaches to their duty of diligence may be limited by the terms and conditions determined by the General Shareholders’ Meeting unless arising from willful misconduct, bad faith or illegal acts according to applicable legal regulations.

In the same manner, the Company may settle payment for indemnifications and may purchase, in favor of the members of the Board, insurance policies, surety bonds or bails covering the indemnification amount for damages caused by their performance to the Company or to the corporate entities controlled by said Company or to those where the Company has a significant influence, exception made for those acts arising from willful misconduct or made in bad faith, or that are illegal according to the corresponding applicable legal regulations, in which case, it shall be not legal to stipulate said indemnifications or contracting insurance policies, surety bonds or  bail bonds payable to them.

The Company, however, may never agree to any benefits or exemption clauses that limit, release from, substitute or compensate the obligations for the liability derived from the breach of their duty of loyalty or illegal acts, actions or omissions, nor shall contract in favor of any person whatsoever, insurance policies, surety bonds or bails covering the indemnification amount for any damages caused thereof.

To guarantee their performance, and only upon request of the General Shareholders’ Meeting, proprietary and alternate Directors, members of the Audit Committee and members of the Corporate Governance Committee shall deposit in the treasury of the Company the amount in Mexican currency determined by said Meeting or they shall contract a surety bond for said amount, payable to the Company when taking office. The deposit or bond may not be withdrawn until the performance of the relevant Director or Directors has been approved by the General Shareholders’ Meeting of the Company. In absence of the express indication from the General Shareholders’ Meeting, it shall be understood that the Meeting has released the board members of the Company from guaranteeing their performance therein.

ARTICLE TWENTY-SECOND. CIVIL LIABILITY SUIT.  Liability derived from the acts referred to in Articles Twenty-First and Twenty-Eighth hereof shall be, exclusively, in favor of the Company or in favor of the corporate entities controlled by said Company or in favor of those companies where the Company has a significant influence enduring the patrimonial damage.  The liability suit may be exerted: (i) by the Company, or (ii) by the Company’s shareholders that jointly or individually are holders of 5% (five percent) or more of the shares representing the capital stock of the Company.

Plaintiff may settle by trial, the indemnity amount for damages, provided, however, plaintiff previously submits the terms and conditions of the corresponding settlement to be approved by the Company’s Board of Directors.  Lack of said formality shall cause relative nullity.

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The exertion of the suits, referred to in this Article shall not be bound to the compliance of the requisites established in Articles 161 and 163 of the Mexican Corporate Law.  But said suit should comprise the total amount of liabilities in favor of the Company or in favor of the corporate entities controlled by said Company or in favor of those companies where the Company has a significant influence and not only plaintiffs’ personal interests.

ARTICLE TWENTY-THIRD. LIABILITY EXEMPTIONS. Without affecting the provisions of the previous Article Twenty-Second, Directors shall not jointly or individually incur in any liability for damages caused to the Company or to corporate entities controlled by the Company or to those companies where the Company has significant influence, derived from the suits exerted by the same, nor over the decisions adopted by them when, while acting in good faith, any of the following liability exemptions occur:

I.  While complying with the provisions that the Mexican Securities Law or these Bylaws establish to approve the issues to be resolved by the Board of Directors or in its case by the Committees to which they belong.

II. While adopting resolutions or voting in the Board meetings or, in its case, in the meetings of the Committees to which they belong, based upon the information furnished by the senior officers, by the corporate entity rendering the external audit services or the independent experts, whose capacity and credibility imply no reasonable doubt.

III. When, to the best of their ability, they have chosen the best alternative or when negative patrimonial effects have not been foreseeable, in both cases, considering the information available at the moment;

IV. While following the resolutions of the Shareholders’ Meeting as long as they are not in violation of applicable legal regulations.

ARTICLE TWENTY-FOURTH. COMMITTEES OF THE BOARD OF DIRECTORS.  For the performance of their duties the Board of Directors, shall be assisted by an Audit Committee and by a Corporate Governance Committee.  Said Committees shall be exclusively integrated by Independent Directors and by a minimum of 3 (three) members, designated by the Board of Directors proposed by the Chairman of the Board of Directors.

Notwithstanding the foregoing, the Chairman of said Committees shall be exclusively designated and/or removed from office by the General Shareholders’ Meeting and they may not preside the Company’s Board of Directors.  Independent Board Members designated to integrate any of the aforementioned Committees may be, in turn, designated to some other Company’s Committee. In the same manner, the Board of Directors may create other Committees different from the aforementioned ones to care for and/or follow-up specific issues for the establishment of policies or for other specified purposes granting said Committees with the authorities that the Board of Directors deems convenient. The Company may provide the necessary funds for the performance of the tasks of each Committee.

In case the minimum number of members of the Audit Committee are not present, for any reason, and the Board of Directors has not appointed provisional Directors, any shareholder may request from the Chairman of the Board of Directors to convene a General Shareholders’ Meeting to make the corresponding designations pursuant to the terms established by the Mexican Securities Law.

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ARTICLE TWENTY-FIFTH.  MEETINGS OF THE CORPORATE GOVERNANCE AND AUDIT COMMITTEES.  The Audit and the Corporate Governance Committees should meet as many times as it is necessary to comply with the obligations and authorities indicated in these Bylaws and in the applicable legal regulations.

The Chairman of the Board of Directors, any of the members of the Corporate Governance and Audit Committees, the Secretary of the Board of Directors, the Secretary of any of these Committees the Chief Executive Officer, as well as 25% (twenty five percent) of the Directors of the Company, may convene a meeting of any of the Corporate Governance and Audit Committees and insert in the agenda any issues they deem pertinent.

The notices for the meetings of the Corporate Governance and Audit Committees should be sent to the Directors integrating the same, by e-mail, regular mail, fax, or by any other communication means, to the last address registered by the same in the Company, at least 5 (five) working days prior to the date of the meeting. The Company’s External Auditor, Chief Executive Officer and other senior officers and employees of the Company may be invited thereto.

The meetings of the Committees shall only be valid with the attendance of the majority of its members. In the same manner, their resolutions shall be taken by the majority of the attending members.

The resolutions unanimously adopted by the members of any Committee without a meeting shall have, for all legal effects, the same authority as if they had been adopted in a meeting, provided they are confirmed in writing. The minutes of each meeting of the Committees shall be recorded in the relevant Book and they shall be signed by the Chairman and the Secretary.

ARTICLE TWENTY-SIXTH. SURVEILLANCE OF THE COMPANY. The Board of Directors, through the Corporate Governance Committee and the Audit Committee as well as through the firm performing the external audit of the Company, shall be in charge of the surveillance of the Company and of the corporate entities controlled by the same, considering the influence the latter have in the, legal, administrative and financial situation of the first one.

Additionally to the powers of attorney, duties and liabilities indicated in the applicable legal regulations, the Corporate Governance Committee and the Audit Committee shall be in charge of developing the following activities, as it may correspond:

I. The Corporate Governance Committee shall:

a) render an opinion to the Board of Directors over the issues corresponding to said Committee, pursuant to the Mexican Securities Law;

b) request the opinion of independent experts, when deemed convenient, for the adequate performance of their duties or as required by law;

c) convene shareholders meetings and include issues they deem pertinent in the agenda thereof;

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d) support the Board of Directors when making the annual reports of the corresponding fiscal year  to be submitted to the General Shareholders’ Meeting.

e) any other activity established for the Company by the Mexican Securities Law and other legal applicable regulations or provided by these Bylaws.

II. The Audit Committee shall:

a) render an opinion to the Board of Directors over the issues corresponding to said Committee, pursuant to the Mexican Securities Law;

b) assess the performance of the firm providing the external audit services as well as analyze the opinions, reports or documents made and signed by the external auditor. For that effect, the Committee may require the attendance of the mentioned auditor when deemed convenient without affecting auditor’s obligation to meet with said Committee at least once a year;

c) discuss the financial statements of the Company with the persons responsible for making and revising the same, and based upon said financial statements, recommend its approval to the Board of Directors;

d) inform the Board of Directors of the condition and status of the internal controls and internal auditing systems of the Company or of the corporate entities controlled by the Company, including any irregularities detected therein;

e) prepare the opinion of the report rendered by the Chief Executive Officer and submit the same to the consideration of the Board of Directors to be presented thereafter before the Shareholders’ Meeting supported by the opinion of the external auditor. Said opinion should indicate at least:

1. If the accounting and information policies and criteria followed by the Company are adequate and sufficient considering the particularities of the same.

2. If said policies and criteria had been consistently applied in the information presented by the Chief Executive Officer.

3. If, as a consequence of the previous sections 1 and 2, the information presented by the Chief Executive Officer reflects, in a reasonable manner, the financial situation and the profit and losses of the Company.

f) support the Board of Directors in the preparation of the reports referred to in paragraphs d) and e) of Section IV of Article 28 of the Mexican Securities Law;

g) oversee that the operations referred to in Section III of Article 28 and Article 47 of the Mexican Securities Law be carried out conforming to the relevant provisions contained therein;

h) request the opinion of independent experts when deemed convenient for the adequate performance of their duties or as required by law;

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i) require from the senior officers and from other employees of the Company or of the corporate entities controlled by the Company, reports relevant to the preparation of the financial information and of any other kind deemed necessary for the performance of their duties;

j) investigate possible breaches known to them, both committed by the Company or by the corporate entities controlled by said Company, examining the documents, register books and other probative evidence in the degree and scope necessary to carry out such surveillance;

k) receive any observation made by shareholders, Directors, senior officers, employees, and in general, any third parties, regarding the issues referred to in the previous paragraph, as well as to carry out the actions deemed appropriate relevant to such observations;

l) request periodical meetings with senior officers as well as surrendering any kind of information in connection with the internal control and internal audit of the Company to corporate entities controlled by the same;

m) inform the Board of Directors about the material irregularities detected while exerting their duties, and in its case, notify the corrective measures thereof;

n) convene Shareholders’ Meetings and request that the issues they deem convenient be inserted in the agenda of said Meetings;

o) oversee that the Chief Executive Officer complies with the resolutions taken by the Shareholders’ Meetings and by the Board of Directors;

p) oversee the establishment of internal controls and mechanisms in order to verify that the actions and transactions of the Company, and of the corporate entities controlled by said Company, conform to the legal applicable regulations.

q) any other activity established for the Company by the Mexican Securities Law and other legal applicable regulations or provided by these Bylaws.

In the same manner, the Chairman of the Corporate Governance and Audit Committees must prepare an annual report about the activities corresponding to said bodies and submit the same to the Board of Directors complying with the requirements established by applicable legal regulations. To prepare said reports, as well as the opinions referred to in this Article, the Corporate Governance and Audit Committees shall consider the opinions of the senior officers of the Company. In case there is a difference of opinions with the latter, said differences shall be incorporated into said reports and/or opinions.

The Company shall not be subject to the provisions of section V of Article 91 of the Mexican Corporate Law, nor shall be applicable Articles 164 to 171, last paragraph of Article 172, 173 and 176 and other Articles related to the statutory auditor of the Company provided by the mentioned Law.

ARTICLE TWENTY-SEVENTH. CHIEF EXECUTIVE OFFICER. The Chief Executive Officer shall be in charge of running, conducting and executing the Company’s business and the

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ones of the corporate entities controlled by the same, pursuant to this Article, complying with the strategies, policies and guidelines approved by the Board of Directors.

To comply with his duties, the Chief Executive Officer shall have the most ample power of attorney to represent the Company for acts of administration and for collection and litigation, including the special powers of attorney that according to law, require a special clause, in the same terms indicated in Article Eighteenth hereof. The Chief Executive Officer shall not have a power of attorney for acts of ownership except when this power is expressly granted or delegated by the Board of Directors of the Company or by any person holding a power of attorney or authorized to do so.

Without limiting the foregoing, the Chief Executive Officer shall:

I. Submit, for the approval of the Board of Directors, the business strategies of the Company and of the corporate entities controlled by the same, pursuant to the information rendered by said corporate entities.

II. Carry out the resolutions of the Shareholders’ Meetings and of the Board of Directors according, in its case, to the instructions given by the same Board.

III. Propose to the Audit Committee, the internal control system and internal audit guidelines of the Company and of the corporate entities controlled by the same, as well as execute the guidelines approved thereof by the Board of Directors.

IV. Subscribe within his scope, any information relevant to the Company along with the senior officers in charge of preparing the same.

V. Disclose the relevant information and events that should be disclosed to the public, conforming to the provisions of the Mexican Securities Law.

VI. Comply with the provisions relevant to the purchase and placement transactions of Company’s own shares of stock.

VII. Exert, either personally or through an authorized delegate, within the scope of the Chief Executive Officer or as directed by the Board of Directors, the corresponding corrective measures and liability suits.

VIII. Oversight, in its case, that the capital contributions made by the shareholders are carried out.

IX. Comply with the legal and statutory requisites established regarding dividends paid to shareholders.

X. Assure that adequate accounting, registry and information systems are maintained by the Company.

XI. Prepare and submit to the Board of Directors the report referred to in Article 172 of the Mexican Corporate Law, exception made for the provisions of section (b) of said precept.

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XII. Establish mechanisms and internal controls permitting to certify that the actions and transactions of the Company and of the corporate entities controlled by the same conform to the applicable regulations, and take any necessary measures thereof.

XIII. Exert the liability suits referred to in the Mexican Securities Law and in Article Twenty-Second hereof, against related parties or third parties that allegedly had caused a damage to the Company or to the corporate entities controlled by the same or to companies where said Company has a significant influence, exception made for the cases when the Board of Directors, after having obtained the approval from the Audit Committee, determines that the damages caused are not relevant.

XIV. Provide anything necessary to comply with the provisions of Article 31 of the Mexican Securities Law in the corporate entities controlled by the Company.

The Chief Executive Officer shall carry out his duties and activities, as well as comply with the obligations set forth by applicable legal regulations assisted by the senior officers designated thereof and by any other employee of the Company or of the corporate entities controlled by the same.

ARTICLE TWENTY-EIGHTH. LIABILITY OF THE CHIEF EXECUTIVE OFFICER AND OTHER SENIOR OFFICERS. The Chief Executive Officer and other senior officers shall perform their duties intending to generate value in benefit of the Company and without favoring any determined shareholder or group of shareholders. To that effect, they shall act diligently adopting educated decisions and complying with other duties that are to be imposed to them, and therefore, they shall be liable for the damages derived from the performance of their corresponding duties. In the same manner, the liabilities for damages set forth in Article 46 of the Mexican Securities Law, shall be applicable, as well as the liability exemptions and limits referred to in Articles 33 and 40 of the same Mexican Securities Law.

GENERAL SHAREHOLDERS MEETINGS

ARTICLE TWENTY-NINTH. MEETINGS. The General Shareholders’ Meeting convened pursuant to the provisions hereof, is the outmost body of the Company.

The General Shareholders’ Meetings shall be Ordinary or Extraordinary. Extraordinary Meetings shall be the ones convened to deal with any of the issues included in Article 182 of the Mexican Corporate Law or, or that according to the applicable legal regulations, should have such character; all other meetings shall be Ordinary Meetings.

ARTICLE THIRTIETH. GENERAL ORDINARY MEETINGS. General Ordinary Shareholders’ Meetings shall be held at least once a year within the 4 (four) month period following the closing of each fiscal year. When said annual Meeting is held, besides other specific issues of the agenda, said Annual Meeting shall: (i) discuss, revise, and in its case, approve the reports and opinions indicated in Section IV of Article 28 of the Mexican Securities Law; (ii) appoint the members of the Board of Directors, qualify the independence of the Directors proposed with such character and set their compensations, same which shall be included in the expenses of the relevant fiscal year; (iii) appoint the chairmen of the Corporate Governance

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Committee and the Audit Committee; (iv) resolve the application of the fiscal year profits, and; (v) decide the maximum resource amount to be destined to repurchase Company’s own shares.

In the same manner it shall be a non delegable authority of the General Ordinary Shareholders’ Meeting to approve the transactions intended by the Company or by the corporate entities controlled by the same when they represent 20% (twenty percent) or more of the consolidated assets of the Company based upon the figures corresponding to the previous closing quarter, notwithstanding their form of execution, whether this be simultaneously or successively, but that due to their nature be considered as a sole operation.

ARTICLE THIRTY-FIRST. SHAREHOLDERS’ RIGHTS.

I. Shareholders that individually or jointly hold 5% (five percent) or more of the capital stock may exert the liability suit provided by Article Twenty-Second hereof.

II. Shareholders that individually or jointly hold 10% (ten percent) of the capital stock of the Company shall be entitled to:

a)             designate and revoke in the General Shareholders’ Meeting, a member of the Board of Directors. Such designation may only be revoked by other shareholders when the appointment of all other Directors is revoked, in which case, the persons to be substituted may not be appointed with such character during the 12 (twelve) month period following the date of revocation;

b)             require from the Chairman of the Board or from the Corporate Governance Committee and Audit Committee, at any time, that a General Shareholders’ Meeting be convened, without the application of the percentage indicated in Article 184 of the Mexican Corporate Law;

c)              request that the voting of any issue over which they consider they are not sufficiently informed be postponed for a maximum of 3 (three) calendar days, and for one time only without the need of a new notice, without the application of the percentage indicated in Article 199 of the Mexican Corporate Law;

III. Shareholders that individually or jointly hold 20% (twenty percent) of the capital stock may oppose in court the resolutions of the General Meetings where they have a right to vote, without the application of the percentage indicated in Article 201 of the Mexican Corporate Law;

IV. In the same manner, the Company’s shareholders shall have the following rights:

a)             have access, at the Company’s offices, to the information and the documentation for every item Shareholders’ Meeting agenda, free from any charge, and at least 15 (fifteen) calendar days prior to the date of the Meeting.

b)             Prevent that the matters be discussed in the General Shareholders’ Meeting as “general matters” or its equivalent.

c)              Enter into agreements with the other shareholders pursuant to the terms provided by the applicable legal regulations. Such agreements should be notified to the Company within 5 (five) working days following their subscription, to be revealed to the investor public through the stock market where the shares or certificates representing said shares are traded, pursuant to the terms and conditions established by the same, being accessible to the public for consultation in the

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Company’s offices. These agreements shall not be opposable to the Company except in cases of judicial resolutions which breaching shall not affect the validity of the vote in Shareholders’ Meetings, but they may only effective between the parties when they have been revealed to the investor public.

ARTICLE THIRTY-SECOND. NOTICES.  Shareholders’ Meetings may be convened at any time by agreement of the Board of Directors, as well as by the Chairman of such body, when deemed convenient. The Corporate Governance Committee and the Audit Committee, may also convene Shareholders’ Meetings. In the same manner, shareholders representing at least 10% (ten percent) of the capital stock may require from the Chairman of the Board of Directors or from the Committees, in writing, at any time, to convene a General Shareholders’ Meeting to discuss the issues specified in their request. Shareholders owning one share have the same right as any of the cases referred to in Article 185 of the Mexican Corporate Law. If the notice is not made within 15 (fifteen) days following the date of the request, a civil or a district judge of the domicile of the Company shall make such notice upon request from anyone of the interested parties. General Shareholders’ Meetings may be convened by the Secretary of the Board of Directors, per instructions of the Board of Directors, the Chairman of the Board of Directors or of the Audit and Corporate Governance Committees of the Company.

In absence of the minimum amount of members required for the Corporate Governance Committee and Audit Committees to convene, and only when the Board of Directors had not made the appointment of provisional Directors and/or members of the Committees, any shareholder may request from the Chairman of the Board of Directors to convene, within a term of 3 (three) calendar days, a General Shareholders’ Meeting so that the latter makes the corresponding designations.

ARTICLE THIRTY-THIRD. PUBLICATION OF NOTICES. Notices for General Shareholders’ Meeting should be published in the Federal Official Gazette or in a newspaper of major circulation of the Company’s domicile at least 15 (fifteen) calendar days prior to the date set for said Meeting. Notices shall contain the agenda and shall be signed by the person or persons making such notice. The General Shareholders’ Meeting may be held without a previous notice if all the capital stock is represented therein at voting time.

ARTICLE THIRTY-FOURTH. SHAREHOLDER’S PROXIES. The Shareholders of the Company may be represented in the Shareholders’ Meetings by the person or persons designated by said shareholders by a simple proxy or by a power of attorney given in the forms prepared by the Company, which forms shall be at the disposal of shareholders through market brokers or through the Company, at least 15 (fifteen) days prior to the date of each Meeting complying with the following requisites: (i) notice shall indicate in a noticeable manner the name of the Company as well as the corresponding agenda; (ii) it shall contain a space to be filled with the instructions given by grantor to exert said power of attorney. The Secretary of the Board of Directors should verify that the provisions contained in this Article are observed and shall inform the General Shareholders’ Meeting of said compliance, evidencing the same in the relevant minute.

ARTICLE THIRTY-FIFTH. DEVELOPMENT OF THE MEETINGS. The Meetings shall be presided by the Chairman of the Board of Directors and in his absence, by the Vice-President of such body; in the absence of both, by their respective Alternates, in such order, and in the

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absence of these last two, by the person designated by the majority of votes of the Shareholders. In the same manner, it shall serve as Secretary, the one designated as such by the Board of Directors and/or by the Shareholders’ Meeting, and in his absence, he shall be substituted by the Alternate Secretary, and in absence of both, by the person designated by the Shareholders by a majority of votes therein.

The Minutes of the Meetings shall be recorded in the relevant Book and shall be signed by the Chairman and by the Secretary of the meeting.

ARTICLE THIRTY-SIXTH. QUORUM FOR THE GENERAL MEETINGS. General Ordinary Shareholders’ Meetings held by first notice shall be valid if at least 50% (fifty percent) of the capital stock is represented therein and their resolutions shall be valid when they are adopted by the assenting vote of the majority of the shares represented therein. In the Meetings, each common share shall be entitled to one vote.

The Extraordinary Shareholders’ Meetings held by first notice shall be valid if at least 75% (seventy five percent) of the capital stock is represented therein and their resolutions shall be valid when they are adopted by the assenting vote of shares representing at least 50% (fifty percent) of the capital stock.

Regarding Ordinary Meetings, if the number of shares established in the previous Articles in the date set forth for the first notice were not represented therein, this shall reconvene and said Meeting shall decide the issues contained in the agenda, notwithstanding the number of shares represented in the same. If it should be a Extraordinary Meeting it shall require, in all cases, the assenting vote of the shares representing at least 50% (fifty percent) of the capital stock.

ARTICLE THIRTY-SEVENTH. RIGHT TO ATTEND MEETINGS. In order to be entitled to attend to and vote in a Shareholders’ Meeting, all shareholders shall previously deposit their share certificates with the Company’s Secretary, in any Mexican or Foreign Bank or any Securities Depository Institution, not later than the day immediately preceding the date set forth for the Meeting. The deposit slip of the share will accredit the right to attend the Meetings. The Stock Ledger of the Company shall be closed, and therefore no recordings shall be permitted the day prior to the date of the Meeting.

FISCAL YEARS, FINANCIAL INFORMATION, PROFITS AND LOSSES

ARTICLE THIRTY-EIGHTH. FISCAL YEARS. Fiscal years shall coincide with calendar years pursuant to the terms of Article 8-A of the Mexican Corporate Law.

ARTICLE THIRTY-NINTH. ANNUAL REPORT. The Company through its Board of Directors shall annually submit to the Shareholders’ Meeting held for the closing of the fiscal year the following: (i) the report prepared by the Chief Executive Officer pursuant to the provisions of Section XI of Article 44 of the Mexican Securities Law; (ii) the opinion of the Board of Directors over the contents of the report prepared by the Chief Executive Officer; (iii) the report provided in Article 172 of the General Law of Commercial Companies, containing the main policies, accounting principles and information criteria followed to prepare the financial information of the Company; (iv) the reports of the Chairman of the Corporate Governance Committee and the Chairman of the Audit Committee, and (v) the report containing the

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transactions and activities where the Company had intervened pursuant to the provisions of the Mexican Securities Law.

Notwithstanding the foregoing, the Board of Directors shall be free to submit any financial statements referring to any date during the fiscal year and the Meeting may approve them for all legal effects thereof.

ARTICLE FORTIETH. APPLICATION OF PROFITS AND LOSSES. Net profits shown in the Financial Statements approved in the Shareholders’ Meetings shall be distributed as follows: (i) 5% (five percent) to reconstitute the legal reserve fund until said fund reaches at least 20% (twenty percent) of the capital stock; (ii) if it is so determined by the Meeting it may designate the amounts deemed convenient to constitute a contingency fund, as well as special reserve funds, and; (iii) the remaining profits, if any, shall be applied in the manner resolved by the General Ordinary Shareholders’ Meeting.

Losses, if any, shall be supported primarily by the reserves, and in lack of these, by the capital stock.

ARTICLE FORTY-FIRST. DISTRIBUTION OF DIVIDENDS. The Ordinary Shareholders’ Meeting may declare a dividend payment throughout the fiscal year, in the form, term, and conditions agreed by said Meeting, complying with the legal requirements and after making the corresponding legal reserves.

DISSOLUTION AND LIQUIDATION

ARTICLE FORTY-SECOND. DISSOLUTION. The Company shall be dissolved in any of the events specified in Article 229 of the Mexican Commercial Law.

ARTICLE FORTY-THIRD. LIQUIDATION. Once the Company has been dissolved it shall be liquidated. One or more liquidators appointed by the General Extraordinary Shareholders’ Meeting shall be in charge of the Liquidation. If the Meeting fails to appoint said liquidator, a Civil or District Judge, of the domicile of the Company shall do so, upon petition of any of the shareholders.

ARTICLE FORTY-FOURTH. BASIS FOR LIQUIDATION. In absence of specific instructions given by the Meeting to the Liquidators, Liquidation shall be performed according to the following general basis:

I.                                        Conclusion of all pending businesses with the minimum damage to creditors and shareholders.

II.                                   Preparation of the General Balance Sheet and Inventory.

III.                              Collection of all Credits and payment of all debts.

IV.                               Sale of all Company’s Assets and application of profits for the purpose of the Liquidation.

V.                                    Distribution of the remnant, if any, among the shareholders, in proportion to their shares.

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ARTICLE FORTY-FIFTH. APPLICATION OF LIQUIDATION REMNANT. Once the Liquidation transactions are concluded, the Liquidator or Liquidators shall convene a General Meeting to examine, during the same, the Liquidation Account Statements, to render an opinion on said Statements, and resolve the application of the remnant, if any.

CANCELLATION OF REGISTRATION AND CONFLICT RESOLUTION

ARTICLE FORTY-SIXTH. CANCELLATION OF REGISTRATION AT THE MEXICAN SECURITIES REGISTRY. Cancellation of the registration of the Company’s shares in the Mexican Securities Registry, should be carried out within the prices, dates, terms, conditions and exceptions established by the Mexican Securities Law and other legal regulations applicable to the Company.

ARTICLE FORTY-SEVENTH. DISPUTE RESOLUTION. It is the will of the shareholders of the Company to expressly waive the judicial venue and submit to arbitration all controversies, issues, or incidence that should arise against the Company regarding these Bylaws. Said arbitration shall be of law and shall be resolved by an arbitration court composed by 3 (three) arbiters. Each one of the parties shall be entitled to appoint an arbiter and both parties shall appoint a third arbiter. The arbitration shall be governed and controlled, regarding arbitration proceedings, by the relevant Articles of Commercial Arbitration contained in the Código de Comercio (“Mexican Commerce Code”).

ARTICLE FORTY-EIGHTH. HEADINGS. All headings and titles contained in each one of the Articles herein, are for convenience and reference only and they will not affect, in any manner whatsoever, the interpretation of these Bylaws.